Exhibit (d)(3)(a)


                                     AMENDED
                        INVESTMENT SUBADVISORY AGREEMENT

     This Investment Subadvisory Agreement is effective the 18th day of April, 1997 by and between R. Meeder & Associates, Inc., an Ohio corporation (the "Adviser"), and Miller/Howard Investments, Inc., a New York corporation (the "Subadviser").

                                    RECITALS

     A. Utilities Stock Portfolio, a trust organized and existing under the laws of the State of New York (the "Portfolio"), is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act").

     B. The Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

     C. The Adviser has been retained by the Portfolio to provide investment advisory services to the Portfolio.

     D. The Adviser desires to retain the Subadviser to furnish it with portfolio management services in connection with the Adviser's investment advisory activities on behalf of the Portfolio, and the Subadviser is willing to furnish such services to the Adviser, in the manner and on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants of the parties herein, the parties agree as follows:

                                        I

                            INVESTMENT RESPONSIBILITY

     In accordance with and subject to the Investment Advisory Agreement between the Portfolio and the Adviser, attached hereto as Exhibit A (the "Advisory Agreement"), the Adviser hereby appoints the Subadviser to perform the portfolio management services described herein for the investment and reinvestment of the Portfolio's assets, subject to the control and direction of the Adviser and the Portfolio's Board of Trustees, for the period and on the terms hereinafter set forth. The Subadviser shall provide the Adviser with such investment advice and supervision as the latter may from time to time consider necessary or appropriate for the proper supervision of the Portfolio's investment assets. The Subadviser shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held uninvested, subject always to the restrictions of


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the Portfolio's Declaration of Trust and By-Laws, as each may be amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the 1940 Act and to the Portfolio's then-current prospectus. In particular, the Subadviser shall (i) continuously review, supervise and administer the investment program of the Portfolio; (ii) shall monitor regularly the relevant securities for the Portfolio (all such designated securities to be as defined from time to time in the Portfolio's current prospectus) to determine if adjustments are warranted and, if so, to make such adjustments on a periodic basis; (iii) shall determine, in the Subadviser's discretion, the securities to be purchased or sold or exchanged in order to keep the Portfolio in balance with its designated investment strategy; (iv) shall determine, in the Subadviser's discretion, whether to exercise warrants or other rights with respect to the Portfolio's securities; (v) shall determine, in the Subadviser's discretion, whether the merit of an investment has been substantially impaired by extraordinary events or financial conditions, thereby warranting the removal of such securities from the Portfolio; (vi) shall provide the Portfolio with records concerning the Subadviser's activities which the Portfolio is required to maintain by law; and (vii) shall render regular reports to the Portfolio's officers and Trustees concerning the Subadviser's discharge of the foregoing responsibilities. The Subadviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Portfolio's securities shall be exercised. The Subadviser shall take, on behalf of the Portfolio, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Portfolio's account with brokers or dealers selected by it, and to that end the Subadviser is authorized as the agent of the Portfolio to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. In connection with the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed to seek for the Portfolio, in its best judgment, prompt execution in an effective manner at the most favorable price. Subject to this requirement of seeking the most favorable price, securities may be bought from or sold to broker-dealers who have furnished statistical, research and other information or services to the Subadviser or the Portfolio, subject to any applicable laws, rules and regulations.

     It is fully understood and agreed, however, that the Adviser has all investment advisory responsibilities for the Portfolio, including the review, ordering and execution of trades, which include the responsibilities set forth in the Advisory Agreement.

                                       II

                             ALLOCATION OF EXPENSES

     The Subadviser shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section I above. It is understood that the Portfolio will pay all of its own expenses including, without limitation, compensation and out-of-pocket expenses of Trustees of the Portfolio not


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"affiliated" with the Subadviser or the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Portfolio; fees and expenses of independent auditors and legal counsel; expenses of preparing reports to governmental officers and commissions; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of interests of the Portfolio.

                                       III

                                  COMPENSATION

     For the services to be rendered by the Subadviser hereunder, the Adviser shall pay to the Subadviser a fee, based on the value of the average daily net assets of the Portfolio determined in accordance with the Portfolio's Declaration of Trust, payable in monthly installments, and computed as follows:

                  AVERAGE DAILY NET ASSET               FEE

                  First $10 million                     0.00%
                  Next $50 million                      0.40%
                  Next $40 million                      0.30%
                  All assets in excess of $100 million  0.25%

                                       IV

                           COVENANTS OF THE SUBADVISER

     The Subadviser agrees that it will not deal with itself, or with the Board of Trustees of the Portfolio or the Adviser in making purchases or sales of securities or other property for the account of the Portfolio, and except as permitted by the 1940 Act, will not take a long or short position in the interests of the Portfolio except as permitted by the Declaration, and will comply with all other provisions of the Declaration and By-Laws and the then-current prospectus of the Portfolio relative to the Subadviser, Adviser and the Portfolio's Trustees and officers.

                                        V

                    LIMITATION OF LIABILITY OF THE SUBADVISER

     The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Portfolio, except for misfeasance, bad faith or gross


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negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section V, the term "Subadviser" shall include Directors, officers and employees of the Subadviser as well as that corporation itself.

                                       VI

                          ACTIVITIES OF THE SUBADVISER

     Except as otherwise provided below, the services of the Subadviser to the Adviser are not to be deemed to be exclusive, the Subadviser being free to render investment advisory and/or other services to others. It is understood that Trustees, officers, employees and holders of interests of the Portfolio are or may be or may become interested in the Subadviser, as Directors, officers, employees, shareholders or otherwise and that Directors, officers and employees of the Subadviser are or may become similarly interested in the Portfolio.

     The Subadviser, Lowell Miller and any of their affiliates will not serve, during the term of this Agreement, as an investment adviser, subadviser, portfolio manager or in a similar capacity to any mutual fund which is not within The Flex-funds and The Flex-Partners family that has portfolio characteristics similar to that of the Portfolio, which portfolio characteristics are more particularly described in the draft of the Prospectus of the Portfolio dated December 23, 1993, a copy of which has been delivered to the Subadviser. The Subadviser shall cause its affiliates to agree in writing to the terms of the immediately preceding sentence.

                                       VII

                            DURATION AND TERMINATION

     A. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and, except as otherwise provided below, shall remain in effect for a period of two years.

     B. This Agreement may be terminated immediately by the Adviser, by the Trustees of the Portfolio or by the "vote of a majority of the outstanding voting securities" of the Portfolio upon the occurrence of any of the following events:

          (1) the continuance of this Agreement after such two-year term is not "specifically approved at least annually" (a) by the vote of a majority of the Trustees who are not "interested persons" of the Portfolio or of the Subadviser or the Adviser at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio or by "vote of a majority of the outstanding voting securities" of the Portfolio. However, if the shareholders of the Portfolio fail to approve


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     this Agreement as provided herein, the Subadviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder;

          (2) a material breach of this Agreement by the Subadviser;

          (3) the falsity in any material respect of any warranty, representation or statement made by or on behalf of the Subadviser in connection with this Agreement;

          (4) there is an "assignment" of this Agreement;

          (5) Lowell Miller or a portfolio manager supervised by Lowell Miller and approved by the Adviser in writing (which approval shall not be unreasonably withheld) fails to serve as the day-to-day portfolio manager of the Portfolio for any reason, including without limitation, his death or disability, or the termination of his employment by the Subadviser;

          (6) the Subadviser fails to meet any of the performance criteria specified in Section IX hereof; or

          (7) the Advisory Agreement is terminated or not renewed.

     C. This Agreement may be terminated at any time by the Adviser, by the Trustees of the Portfolio or by the "vote of a majority of the outstanding voting securities" of the Portfolio, upon at least 30 days written notice to the Subadviser.

     D. This Agreement may be amended only if such amendment is approved by the "vote of a majority of the outstanding voting securities" of the Portfolio and by vote of a majority of the Board of Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     E. The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission thereunder.

                                      VIII

                                    RESIDUAL

     A. Upon any termination of this Agreement other than a termination specified in Paragraph VII(B)(2) or (3) above, Adviser shall, subject to the provisions of the 1940 Act and the regulations promulgated thereunder and the terms and restrictions of any


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distribution plans adopted by any Spoke(R) pursuant to Rule 12b-1 under the 1940
Act, endeavor to cause The Flex-funds and/or The Flex-Partners, as applicable, to enter into a 12b-1 agreement with the Subadviser, under which the Subadviser will be paid quarterly in arrears 12b-1 fees in an amount equal to 15% of the investment management fees to which the Subadviser would have otherwise been entitled to under Section III of this Agreement with regard to such quarter absent such termination (taking into consideration the different fee sharing ratios specified in Subsection III(A) above.

     B. If this Agreement is terminated pursuant to Paragraph VII(B)(2) or (3) above, the Adviser shall have no obligation to make any payments hereunder to the Subadviser after such termination. If this Agreement is terminated pursuant to Paragraph VII(B)(1), (4) or (7) above and neither the Adviser nor its successors or assigns is receiving an investment advisory fee from the Portfolio, the Adviser shall have no obligation to make any payments hereunder to the Subadviser after such termination.

     C. If this Agreement is terminated pursuant to Paragraph VII(B)(5) or (6) above, and the Subadviser is not paid the full amount of the 12b-1 fees specified in Subsection VIII(A) above on a quarterly basis, then the Adviser shall pay the Subadviser quarterly in arrears for a maximum of 16 quarters beginning with the end of the quarter in which this Agreement is so terminated, the amount of the shortfall.

     D. If this Agreement is terminated pursuant to Subsection VII(C) above and the Adviser is not paid the full amount of the 12b-1 fees specified in Subsection VIII(A) above, then the Adviser shall pay the Subadviser the shortfall quarterly in arrears beginning with the end of the quarter in which this Agreement is so terminated.

     E. For purposes of determining the amount of any payments to be made by the Adviser to the Subadviser under this Section VIII, the investment subadvisory fee specified in Section III above shall be calculated solely upon the assets in the Portfolio attributable to those shareholders of record of the Spokes at the time of any such termination (whether the assets attributable to such record shareholders increase, decrease or remain the same after termination).

     F. Any obligation of Adviser to make any payments to Subadvsier under this
Section VIII shall terminate and be null and void if the Advisory Agreement is terminated or not renewed and neither Adviser nor its successors or assigns is receiving an investment advisory fee from the Portfolio; provided, however, promptly upon receipt of investment advisory fees from the Portfolio, Adviser or its successors or assigns shall pay Subadviser the prorated portion of any payment it is entitled to under this Section VIII for the quarter in which such termination or failure to renew occurs.


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                                       IX

                                   PERFORMANCE

     Subadviser shall outperform the Dow Jones Utilities Index or the Lehman Brothers Government/Corporate Index average annualized returns over any five-year period. In the event that the Subadviser has not been managing the Portfolio for at least five years, the Subadviser's composite returns for accounts similarly managed shall be deemed to be the Subadviser's performance threshold for purposes of this Section.

                                        X

                                PORTFOLIO MANAGER

     If a portfolio manager (other than Lowell Miller) approved by the Adviser in writing as specified in Section VII(B)(5) hereof is determined by the Adviser, in its sole discretion, to be unsatisfactory at any time after such approval, the Subadviser shall cause Lowell Miller or another portfolio manager supervised by him and approved in writing by the Adviser to replace the unsatisfactory portfolio manager within 90 days after the Subadviser receives written notice of such dissatisfaction.

                                       XI

                         PAYMENT OF EXPENSES BY ADVISER

     The Adviser may, in its sole discretion after consultation with the Subadviser, pay expenses owed by a Spoke to third parties for (i) any promotional or distribution expenses of a Spoke, (ii) purposes of reducing a Spoke's expense ratio to a level satisfactory to the Adviser or (iii) expenses of a Spoke that the Adviser determines in good faith are in the best interest of such Spoke.

     Any such expenses paid by the Adviser will be automatically credited against and will reduce the amount of investment advisory fees under the Advisory Agreement to be shared by the Adviser and the Subadviser pursuant to
Section III hereof.

                                       XI

                                  MISCELLANEOUS

     Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadviser on behalf of the Portfolio are the property of the Portfolio and will be surrendered promptly to the Portfolio on request.


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     The holders of the record interests, Trustees, officers, employees and agents of the Portfolio shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

     Except to the extent the provisions of this Agreement are governed by federal law, they shall be governed by the law of Ohio without reference to its choice of law rules.

     This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof.

     This Agreement may be executed in two or more counterparts, each of which shall be considered an original.

     If there are any conflicts between the provisions of this Agreement and the provisions of the letter agreements between the parties hereto dated June 15, 1994, the provisions of this Agreement shall control. If there are any conflicts between the provisions of this Agreement and the provisions of the 1940 Act or the regulations promulgated thereunder, the provisions of the 1940 Act and such regulations shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                            R. MEEDER & ASSOCIATES, INC.


                                            By:_____________________________
                                            Its:_____________________________


                                            MILLER/HOWARD INVESTMENTS, INC.


                                            By:______________________________
                                            Its:______________________________


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